Exhibit 10.32

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is effective as of November 13, 2017, (“Effective Date”), by and between Arcadian Telepsychiatry Services LLC, a Delaware limited liability company (“Manager”), and Arcadian Telepsychiatry P.C., a Pennsylvania professional corporation (“PC”). Manager and PC are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, PC was formed for the purpose of providing professional medical services, including but not limited to the provision through video conferencing equipment of real time mental health services to patients not physically present in a clinician’s office (“Telepsychiatry Services”);

WHEREAS, PC provides professional services through physicians who are duly licensed to practice of medicine in the applicable jurisdiction and trained to provide Telepsychiatry Services;

WHEREAS, Manager has the established the administrative and technical infrastructure and processes to enable providers to manage their medical practices and provide Telepsychiatry Services;

WHEREAS, PC desires to engage Manager to provide to PC such administrative, management and other business and support services as are necessary for PC to provide its professional services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, PC and Manager hereby covenant agree as follows:

1	Responsibilities of Manager.

1.1           No Control Over Medical or Professional Matters. Notwithstanding any provision in this Agreement to the contrary, the Parties agree and acknowledge that Manager and its employees shall not provide or otherwise engage in any activity which constitutes the unauthorized practice of medicine as defined by all applicable state laws. Nothing contained in this Agreement shall be construed to permit Manager to engage in the practice of medicine, it being the sole intention of the Parties that the services to be rendered to PC by Manager are solely for the purpose of providing non-medical management and administrative services to PC so as to enable PC to devote its time and energies to the professional conduct of its medical practice and the provision of medical services to its patients and not to administration or practice management. Nothing in this Agreement is intended or will be construed to allow Manager to exercise control or direction over the manner or method by which PC or any physician under contract with PC performs medical services or other professional health care services. The rendition of all medical services, including, but not limited to, the prescription or administration of medicine and drugs shall be the sole responsibility of PC, and Manager shall not interfere in any manner or to any extent therewith.

1.2         Intellectual Property License. Manager hereby licenses to PC the right to use the name “Arcadian Telepsychiatry” and the intellectual property set forth on Exhibit A (“IP License”). The IP License shall be used by PC only with respect to the business managed by Manager. PC shall not exploit the IP License for any other purposes. Upon the termination or expiration of this Agreement, the IP License shall immediately terminate and PC shall cease having any right to use any intellectual property of Manager. Within five days of such termination, PC shall change its name a name that does include the words “Arcadian” or “Telepsychiatry.”

1.3         Management and Administrative Services. PC hereby engages Manager to serve as PC’s sole and exclusive agent for the management and administration of the business and administrative functions, affairs and non-physician services contemplated under this Agreement. Such management and administrative services shall include, but not be limited to, the following:

(a)          General Administrative Services. Manager shall provide PC with overall supervision and management of the non-medical aspects of its medical practice.

(b)          Contract Administration. Manager shall provide PC with administrative services to enable PC to perform on a timely basis all non-medical aspects of the contractual obligations of PC.

(c)          Accounting. Manager shall provide all bookkeeping and accounting services necessary or appropriate to support the PC’s practice, including, without limitation, maintenance, custody and supervision of all business records, papers, documents, ledgers, journals and reports, and the preparation, distribution and recordation of all bills and statements for professional services rendered by PC, including the billing and completion of reports and forms required by insurance companies or governmental agencies, or other third-party payors. All such business records, papers and documents will be the sole property of Manager, who shall make such records available for inspection by PC at all times. Upon expiration of this Agreement, Manager shall provide PC with a copy of any such records upon request, at PC’s expense. Manager will not be responsible for the preparation of any patient charts or files or other medical records, reports and documents which relate to patient diagnosis or treatment, which records shall be prepared by PC. Without limiting Manager’s bookkeeping and accounting services to support the PC, Manager shall also furnish assistance to PC in the preparation of PC’s tax returns associated with PC’s operations.

(d)          Hardware and Software. Manager shall develop or otherwise obtain hardware and software to be utilized by PC for the following functions: (i) creation and maintenance of, and access to, electronic medical records; (ii) customer relations management; and (iii) operation of a call center on a twenty-four (24) hour, seven (7) day a week basis.

(e)          Legal Services. Manager shall arrange for the provision of legal services to PC at PC’s sole cost and expense, in which case PC agrees to consent to and waive any conflicts of interest to the extent such counsel also represents the Manager or any affiliates on other matters.

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(f)          Administrative Personnel. Manager will retain, employ, train, compensate and provide to PC all non-medical support personnel which now or may hereafter be needed by PC to provide professional services. All support personnel which Manager provides to work with PC shall not be the employees of PC, and PC shall not be responsible for the payment to all such persons of all compensation, including salary, fringe benefits, bonuses, health and disability insurance, workers compensation insurance, and any other benefits which may be made available to such employees.

(g)          PC Personnel Recruiting and Training. Manager shall assist PC in recruiting and evaluating prospective personnel for affiliation with PC. PC shall be responsible for the credentialing and reference searches attendant to such professional personnel. PC shall seek the consultation and advice of Manager prior to hiring any additional professional personnel.

(h)          Human Resources. Manager shall provide PC with human resource services as reasonably required by PC.

(i)          Equipment Security and Maintenance. Manager shall provide PC with all services and personnel necessary to provide PC with proper security, maintenance and cleanliness of the equipment used by PC.

(j)          Market Research. Manager shall monitor market conditions with respect to rates, charges, competitive conditions, competition and business opportunities for Manager and PC. Manager shall periodically report on such marketing conditions to PC.

(k)          Insurance. Manager shall assist PC in obtaining medical malpractice and other insurance coverages on behalf of PC. The policies shall name Manager, when permissible, as an additional insured. Following the termination of this Agreement for any reason, PC shall maintain such coverage in effect for the period of the statute of limitations applicable to any claim arising during the term of this Agreement. PC shall furnish Manager with a certificate of such insurance satisfactory to Manager. PC shall assure that all professional personnel, upon termination of employment for any reason, are covered by tail insurance. PC is responsible for all liabilities in excess of policy limits.

(l)          Billing and Collection. On behalf of, as agent to, and for the account of PC, Manager shall establish and maintain credit and claims processing and collection policies and procedures, and shall use reasonable efforts to bill and collect timely all professional and other fees for services provided by or on behalf of PC. Manager shall advise and consult with PC regarding the fees for professional services provided by PC, but PC shall establish the reasonable and customary fees to be charged for professional services. The fee schedules shall be in general accordance with local fees for comparable services.

(i)          Manager shall have no authority with respect to the establishment of such fees.

(ii)         The extent to which Manager endeavors to collect such charges, the methods of collecting, the settling of disputes with respect to charges and the “writing off” of charges that may be or appear to be uncollectible will at all times be within the sole discretion of Manager (but subject to all applicable governmental regulations and the terms and conditions of applicable provider agreements), and Manager does not guarantee the extent to which any charges billed will be collected.

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(iii)        PC shall comply with applicable laws for billing and collection practices and customary professional practices. PC shall cooperate and participate in any audit or review of claims or services that is conducted by Manager or its designees for the purpose of assuring compliance with laws. PC shall provide Manager upon reasonable prior notice with reasonable access to PC’s books and records in order to assure PC’s compliance with this Agreement.

(iv)        PC or its duly authorized agent may at all reasonable times and upon the giving of reasonable notice examine, inspect and copy the records of Manager pertaining to such fees, charges, billings and collections.

(m)          Contract Negotiations. Manager shall serve as PC’s exclusive agent for purposes of negotiating, administering and entering into new or renewal contracts for PC’s services with any payor or other professional provider (including but not limited to pre-paid health plans, preferred provider organizations, other group plans, independent physician association, hospitals and other health providers). However, any fee arrangements contained within a new or renewal contract for PC’s services must be approved by PC prior to Manager entering into said contract. To assist Manager in performing its contract negotiations, PC shall provide Manager with current copies of all such existing agreements between itself and such entities.

(i)          PC shall not enter into any new contractual relationships, or renew any existing relationship with any payor or professional provider, or enter into any such arrangement for the offering of services to the public generally or to any other person or professional corporation other than through Manager or with Manager’s prior written consent.

(ii)         Notwithstanding the above, PC shall be responsible for negotiating, administering and entering into a new or renewal contracts for its services with any payor covering Medicare or Medicaid beneficiaries. While Manager, at the request of PC, may provide assistance to PC in the negotiating, administering and entering into new or renewal contracts for PC’s services with a payor covering Medicare or Medicaid beneficiaries, PC shall be responsible for making initial contact with payor.

1.4	Attorney-In-Fact.

(a)          In connection with the administrative, management, and other business and support services, including, but not limited to, billing and collection services, to be provided by Manager hereunder, PC hereby grants to Manager an exclusive and limited special power of attorney and appoints Manager as PC’s exclusive true and lawful agent and attorney-in-fact, and Manager hereby accepts such special limited power of attorney and appointment, for the following specific purposes:

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(i)          To bill PC’s patients, in the name of PC, for all billable medical services provided by PC to patients.

(ii)         To bill in PC’s name all claims for reimbursement or indemnification third party payers.

(iii)        To collect and receive on behalf of and in the name of PC all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, (A) extending the time of payment of any such accounts for cash, credit or otherwise; (B) discharging or releasing the obligors of any such accounts; (C) suing, assigning or selling at a discount such accounts; or (D) taking other measures to require the payment of any such accounts.

(iv)        To deposit all amounts collected in PC’s name or on behalf of PC into a bank account (‘‘PC Account”), which will be and at all times remain in PC’s name. PC covenants to promptly transfer and deliver to Manager for deposit into the PC Account or itself to make such deposit of all funds received by PC from patients or third party payors for medical services. Upon receipt by Manager of any funds from patients or third party payors or from PC pursuant hereto for medical services, Manager shall immediately deposit the same into the PC Account. Manager shall disburse such deposited funds to creditors and other persons on behalf of PC, maintaining records of such receipt and disbursement of funds as reasonably directed by PC.

(v)         To take possession of, endorse in the name of PC and deposit into the PC Account any notes, checks, money orders, insurance payments, and any other instruments received in payment for medical and healthcare services.

(vi)        To sign checks, drafts, bank notes or other instruments on behalf of PC and to make withdrawals from the PC Account for payments specified in this Agreement.

(vii)       To disburse from the PC Account all sums for the payment of obligations of PC, all other costs, expenses and disbursements which are required or authorized by this Agreement, and all costs and expenses of Manager in providing to PC the administrative, management and other business and support services in accordance with this Agreement, including, but not limited to, any refunds owed to patients by PC, any operating expenses relating to the operation of the PC, including, but not limited to, the base salaries, taxes and medical malpractice insurance expenses of PC’s personnel, all unpaid or past due fees or amounts owed to Manager under the Agreement, all current fees or amounts owed to Manager under the Agreement.

(b)          Upon request of Manager, PC shall execute and deliver to the financial institution wherein the PC Account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special and limited power of attorney granted to Manager by PC pursuant to this Agreement. The special and limited power of attorney granted herein shall be coupled with an interest and, except as otherwise provided herein, shall be irrevocable except with Manager’s written consent. The special and limited power of attorney shall expire on the later of when this Agreement has been terminated, when all accounts receivable serviced by Manager have been collected or when all management fees and all other remuneration due to Manager hereunder have been paid. This special and limited power of attorney only extends to accounts originating during the Term and any Renewal Term.

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1.5           PC Account. Manager shall open the PC Account and shall have exclusive domain and control with a bank (“Bank”) mutually agreed upon by the Parties and whose deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and shall deposit therein all collections collected by Manager and PC pursuant to this Agreement. The Manager is authorized to apply all collections deposited in the PC Account, until exhausted in the following order of priority: (i) toward payment of any refunds owed to patients by PC; (ii) toward payment of base salary, benefits, taxes and medical malpractice insurance of PC (“PC’s Compensation”); however, only up to the amount of base salaries and benefits approved by Manager, the taxes associated therewith and the medical malpractice insurance premiums that PC is required to have pursuant to this Agreement; (nothing shall restrict the PC’s ability to compensate PC above the base salary approved by Manager, but the distribution of such compensation from the PC Account will be at a lower priority and may not be realized); (iii) toward satisfaction of any and all unpaid or past due fees or amounts owed to Manager under this Agreement; (iv) toward satisfaction of all current fees, rents or amounts owed to Manager under this Agreement; (v) toward the satisfaction of any additional compensation to PC above the base salary and benefits approved by Manager; and (vi) to the extent any collections remain in such account, to PC. The PC Account shall be used solely for depositing collections for professional services performed by PC and disbursing such collections in accordance with this Agreement. Notwithstanding the aforementioned, the payment of PC’s Compensation and other operating expenses remains the sole responsibility of the PC and is not to be construed as reducing the fee that PC has agreed to pay Manager for its services in connection with this Agreement.

2	Responsibilities of PC.

2.1           Conduct of Medical Practice. PC will be solely and exclusively in control of all aspects of the practice of medicine and the delivery of medical services of PC. The rendition of all medical professional services, including, but not limited to, diagnosis, treatment, surgery, therapy and the prescription of medicine and drugs, and the supervision and preparation of all medical reports will be the responsibility of PC. PC will have the sole right and authority to hire, or employ, train, supervise, terminate and compensate all personnel who provide medical professional services. Manager will have no authority or obligation with respect to such activities, with respect to the performance of clinical services or with respect to the establishment of fees or charges for the rendition of such services. PC will be responsible for assuring that PC is adequately staffed during normal operating hours with such duly licensed medical personnel as may be necessary to efficiently carry out the practice of medicine.

2.2           Responsibilities of PC. PC shall perform, or contract with duly-qualified, licensed physicians, physician assistants and other licensed physicians extenders to perform, professional medical services as required under all third party payor contracts entered into by PC. PC shall assure that (a) all such persons are licensed, qualified and permitted to perform medical services without restriction in each such jurisdiction where the nature of such services require such licensure, qualification or permission and (b) all professional medical services are performed in accordance with all applicable federal, state and local laws, rules and regulations.

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2.3           Insurance. PC shall maintain comprehensive general, professional liability and other standard insurance coverages for itself and PC’s professional practice with limits of not less than $1,000,000 per claim and with aggregate annual policy limits of not less than $3,000,000 during the term of this Agreement.

2.4           Professional Personnel. In the performance of this Agreement, all personnel rendering medical or healthcare services for PC are at all times acting and performing as employees, independent contractors or affiliates of PC and are not employees or agents of Manager. Manager will neither have nor exercise any control or direction over the methods by which PC or any personnel render medical or health care services. Neither PC nor any person providing medical or healthcare services will have any claim under this Agreement or otherwise against Manager for any salary, fee, workers’ compensation, unemployment compensation, sick leave, vacation pay, retirement or social security benefits or any other employee benefits, all of which will be the sole responsibility of PC. PC will bear the sole financially responsibility for withholding any sums owed to federal, state or local government. PC shall indemnify and hold harmless Manager from any and all loss or liability arising with respect to any of the foregoing benefits or withholding requirements.

2.5           Patient Records. All patient records, reports and information obtained, generated or encountered relating to the PC, which have not and hereafter are not designated by Manager as being Manager’s property, shall at all times be the property of the PC and shall be kept in the strictest confidence. Manager shall keep and shall instruct all of its personnel to keep confidential any such information, as well as any financial, statistical, personnel and patient information obtained or encountered in the performance of its services hereunder. Moreover, the Parties shall take such steps as are necessary to ensure compliance with the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder (“HIPAA”). Toward this end, the Parties shall comply with their respective duties and obligations in the business associate exhibit attached hereto as Exhibit B.

3	Covenants.

3.1           Compliance With All Applicable Laws. Manager and PC shall comply with the requirements of all statutes, ordinances, laws, rules, regulations and orders of any governmental or regulatory body having jurisdiction respecting the provision of professional services by PC.

3.2           Change of Law. If after the Effective Date, any new law becomes effective or any binding interpretation of a law by any federal or state governmental authority is rendered that makes illegal the structure of the relationship among the parties as set forth in this Agreement, and such illegality is solely the result of the structure of the relationship among the parties as set forth in this Agreement, then and in that event, any party shall have the right to require that the other parties renegotiate the terms of this Agreement, and each party shall use its respective best efforts to promptly negotiate a new agreement or an amendment to this Agreement in good faith. To the maximum extent possible, any such new agreement or amendment shall preserve the underlying economic and financial arrangements among the parties.

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3.3           Licenses and Permits. On behalf of PC, Manager shall apply for, and use reasonable efforts to obtain and maintain, in the name of and at the separate expense of PC, all licenses and permits required in connection with the business operations relating to the provision of professional services by the physicians and other health professionals under contract with PC. PC shall cooperate, with Manager and use commercially reasonable efforts in assisting Manager applying for, obtaining and maintaining such licenses and permits.

4            Management Fees and Costs. Manager will incur substantial costs in providing the management, administration, and other items and services that are the subject matter of this Agreement. Certain of such costs and expenses can vary to a considerable degree according to the extent of PC’s business and services. It will be impracticable to ascertain and segregate all the exact costs and expenses that will be incurred by Manager from time to time in the performance of its obligations under this Agreement. However, it is the intent of the Parties that the fees paid to Manager be reasonable and reimburse its costs and expenses plus a reasonable return considering the investment and risk taken by Manager and the value of the services provided by Manager.

4.1           Reimbursement of Costs. On or before the fifteen (15th) day of each calendar month during the term of this Agreement, and continuing each month thereafter through on or before the fifteen (15th) day of the calendar month immediately following the expiration or the earlier termination of this Agreement, PC shall reimburse Manager on a monthly basis for all direct costs and expenses incurred by Manager for or on behalf of PC during the preceding calendar month based upon the receipt by PC of an itemized statement of all such costs and expenses.

4.2           Fixed Fee. On or before the fifteen (15th) day of each calendar month during the term of this Agreement, and continuing each month thereafter through on or before the fifteen (15th) day of the calendar month immediately following the expiration or the earlier termination of this Agreement, PC shall pay, to Manager an amount equal to fifteen percent (15%) the costs reimbursed pursuant to Section 4.1 above (the “Management Fee”).

4.3           Disbursements to PC. Manager shall make a disbursement to PC from PC’s Account on or before the fifteen (15th) day of each calendar month to cover the payments set forth in Sections 4.1 and 4.2. To the extent that any collections remain in the PC’s Account after the payment of any refunds owed to patients by PC, the payment of any operating expenses relating to the operation of PC’s practice, including, but not limited to, the payments set forth in Sections 4.1 and 4.2, the satisfaction of any and all unpaid or past due fees or amounts owed to Manager under this Agreement and the satisfaction of all current fees or amounts owed to Manager under this Agreement, Manager shall disburse such funds to PC. Notwithstanding the prior sentence, Manager may withhold from such distribution an amount equal to the previous month’s operating cost of PC’s practice, the Management Fee and the License Fee, or such other reasonable reserves to ensure the continued and smooth operation of the PC.

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4.4           Deferred Compensation. Notwithstanding any amounts that may be owing to Manager pursuant to Sections 4.1 and 4.2, in the event that in any calendar month collected revenues of PC are insufficient to cover PC’s costs to pay compensation to those physicians and other health professionals who are under contract to PC in connection with the provision of the professional services, PC’s malpractice insurance premium, and certain other costs of PC as may be mutually agreed upon by Manager and PC, PC shall be entitled to retain sufficient collected revenues to cover such foregoing costs and expenses. If the foregoing retention of collected revenues by PC results in the nonpayment of any fees owed by PC to Manager in any month during the term of this Agreement pursuant to Sections 4.1 and 4.2, such unpaid amounts (a “Shortfall Amount”) shall be deferred by Manager and shall be repaid by PC to Manager in subsequent months in which the collected revenues exceed the amounts necessary to cover such costs and expenses to pay amounts owed to Manager pursuant to Sections 4.1 and 4.2 (the “Surpluses”). Such deferred management fees shall be treated in accordance with Section 4.5.

4.5           Shortfall Amount. All Shortfall Amounts shall be repaid by PC to Manager out of Surpluses in collected revenues in subsequent months. All Shortfall Amounts shall incur simple interest (based upon a three hundred sixty (360) day year) at the lesser of the “Prime Rate” as published from time to time by the Wall Street Journal, plus one percent (1%), or the maximum amount permitted by applicable law. To the extent such Shortfall Amounts are not repaid in full out of Surpluses in collected revenues in subsequent months by the expiration or the earlier termination of this Agreement, PC shall pay to Manager the full amount of the unpaid Shortfall Amounts within thirty (30) days following the expiration or the earlier termination of this Agreement.

4.6           Security for Fees. PC hereby grants to Manager a lien upon and security interest in all of the billings and accounts receivable generated by PC, all to the extent permitted by law, as security under the Uniform Commercial Code for payment of the Shortfall Amounts and any other sums due Manager hereunder. At the request of Manager, PC shall do all things necessary or desirable to confirm and/or perfect the security interest granted to Manager hereunder, including, without limitation, executing such financing statements as Manager may request. PC hereby grants to Manager an irrevocable power of attorney, coupled with an interest, to, as long as any of the Management Fee shall remain outstanding, execute, on behalf of PC, such financing statements, instruments and agreements and perform any other acts to perfect and maintain perfection of Manager’s security interest in the Shortfall Amounts. Manager’s right to enforce its security on all such billings and receivables shall continue after the termination of this Agreement until all sums due Manager hereunder have been paid in full.

5	Certain Covenants.

5.1         Confidential Information and Trade Secrets.

(a)          PC recognizes that due to the nature of this Agreement, PC will have access to information of a proprietary nature owned by Manager (“Confidential Information”) including, but not limited to (i) computer programs (whether or not completed or in use); (ii) operating manuals or similar materials which constitute the non-medical systems, policies and procedures; (iii) methods of doing business developed by and for the operation of facilities managed by Manager; and (iv) methods, formulae, prices, etc., used by Manager in negotiating contracts and arising out of such contracts. Manager has a proprietary interest in all such Confidential Information and that all such Confidential Information constitutes confidential and proprietary information and are trade secrets of Manager. PC hereby waives any and all right, title and interest in and to such trade secrets and Confidential Information and shall return all copies thereof or relating thereto to Manager, upon the termination of Agreement.

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(b)          Manager is entitled to prevent its competitors from obtaining and utilizing Manager’s trade secrets and confidential and proprietary information. Therefore, during the term of this Agreement or any time after the expiration or sooner termination of this Agreement, PC shall hold Manager’s trade secrets and confidential and proprietary information in strictest confidence and shall not disclose or allow to be disclosed any such trade secrets or confidential and proprietary information, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with Manager or PC, without the prior written consent of Manager. During the term of this Agreement or any time after the expiration or sooner termination of this Agreement, PC will not use or cause to be used any Confidential Information in any way except as is required in the course of PA’s or a PC’s performance pursuant to the terms of this Agreement.

(c)          Each Party shall keep the terms of this Agreement confidential and not disclose such terms to any third party unless, (i) agreed in writing by the non-disclosing Party, (ii) to enforce this Agreement, or (iii) pursuant to an order of a court of competent jurisdiction or an arbitrator having jurisdiction over the Party to whom such order is directed. This non-disclosure obligation excludes those disclosures reasonably necessary to carry out the intent and purpose of this Agreement, including disclosures to PC’s personnel and each Party’s legal and financial advisers and prospective or existing lenders.

(d)          PC shall require each independent contractor and employee of the PC, and any such person or entities to whom such information is to be disclosed for the purpose of performance of Manager’s or PC’s obligations under this Agreement, to execute a confidentiality agreement regarding such information in such form as Manager approves.

5.2           PC acknowledges and agrees that Manager would not enter into this Agreement if PC did not agree to the terms of this Section 5.

5.3           Each covenant in this Section 5 on the part of PC shall be construed as an agreement independent of any other provision of this Agreement, unless otherwise indicated herein, and shall survive the termination of this Agreement, and the existence of any claim or cause of action of PC against Manager, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Manager of such covenant.

5.4           A breach of this Section 5 will result in irreparable harm to Manager which cannot be reasonably or adequately compensated in damages, and, therefore, Manager shall be entitled to injunctive relief, equitable relief, and/or specific performance, such relief to be without the necessity of posting a bond, cash or otherwise, to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which Manager may be entitled.

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6	Term and Termination.

6.1         Term. Unless sooner terminated in accordance with the provisions of this Agreement, the term shall remain in effect for a term of twenty (20) years from the Effective Date (“Initial Term”) and shall be automatically renewed for additional one (1) year periods (“Renewal Term(s)”); however, with respect to the Initial Term or any subsequent Renewal Term, either Party may give no less than six (6) months’ notice of non-renewal, and this Agreement will terminate at the end of the then current Term.

6.2         Termination By Manager. Manager may terminate this Agreement upon the occurrence of any one of the following events, which will be deemed to be “for cause”:

(a)          The revocation, suspension, cancellation or restriction of PC’s personnel’s license to practice medicine;

(b)          PC’s loss or suspension of its Medicare or Medicaid provider number, and/or PC’s restriction from treating beneficiaries of the Medicare or Medicaid programs if PC has opted into these programs;

(c)          PC’s filing of a petition in voluntary bankruptcy, an assignment for the benefit of creditors, or other action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors; or

(d)          If PC defaults in the performance of any of its duties or obligations hereunder, and such default continues for fifteen (15) days after PC receives written notice of the default.

(e)          If any Shortfall Amount, or any portion thereof, payable hereunder is carried forward for a period of more than three (3) months.

6.3         Termination By PC. PC may terminate this Agreement if Manager defaults in the performance of any of its obligations hereunder and such default continues for one hundred and twenty (120) days after Manager receives written notice of the default

6.4         Mutual Agreement. This Agreement may be terminated by mutual written agreement of the Parties.

6.5         Rights Cumulative. The various rights and remedies herein provided will be cumulative and in addition to any other rights and remedies the Parties may pursue under the law. The exercise of one or more of such rights or remedies shall not impair the rights of either Party to exercise any other right or remedy at law or in equity.

6.6         Further Obligations. Upon termination of this Agreement, neither Party will have any further obligations hereunder except as set forth herein, and for (a) obligations accruing prior to the date of termination, including, without limitation, payment of all fees set forth in Section 4 accrued prior to the termination of this Agreement and any Shortfall Amounts, (b) obligations, promises, or covenants set forth herein that by their nature extend beyond the Term.

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7	Indemnification; Excuse of Performance.

7.1         PC Indemnification. PC shall protect, indemnify and save Manager and the directors, officers, shareholders and employees of Manager harmless from and against any and all liability and expense of any kind, arising from injuries or damages to persons or property in connection with the provision of professional services by the employees or contractors of PC, unless such liability results solely from the willful misconduct of Manager and/or its directors, officers, shareholders, employees or agents.

7.2         Manager Indemnification. Manager shall protect, indemnify and save PC and the directors, officers, shareholders and employees of PA and each PC harmless from and against any and all liability and expense of any kind, arising from injuries or damages to persons or property in connection with the provision of the management and administrative services pursuant to this Agreement, unless such liability results solely from the willful misconduct of PC and/or its directors, officers, shareholders, employees or agents.

7.3         Excuse of Performance. Notwithstanding any other provisions contained herein, Manager will not be liable to PC, and will not be deemed to be in default hereunder, for the failure to perform or provide any of the supplies, services, personnel or other obligation to be performed or provided by Manager pursuant to this Agreement if such failure is a result of a labor dispute, act of God or any other event which is beyond the reasonable control of Manager.

8             Governing Law. This Agreement is governed by and will be construed under the laws of the Commonwealth of Pennsylvania.

9             Waiver. The waiver of any covenant, condition or duty hereunder by either Party shall not prevent that Party from later insisting upon full performance of the same.

10           Amendment. No amendment to the terms of this Agreement will be binding on either Party unless in writing and executed by the duly authorized representatives of each Party.

11            Exhibits; Entire Agreement. The exhibits attached to this Agreement are incorporated into and made a part of this Agreement. This Agreement and the exhibits attached to it constitutes the entire agreement between the Parties in connection with the subject matter hereof, and supersede all prior agreements, whether written or oral, and whether explicit or implicit, which have been entered into before the execution hereof. If any litigation or arbitration arises between the Parties, neither Party shall (and each Party hereby waives its right to) introduce any parole evidence which would tend to contradict or impeach any of the express written terms, conditions and covenants of this Agreement.

12           Arbitration; Attorney’s Fees. Except for enforcement of the provisions set forth in Section 5 of this Agreement, any and all disputes under the Agreement will be resolved by reference to arbitration. Any Party electing to commence an action shall give written notice to the other Party of such election. Thereupon, if arbitration is selected by the Party electing to commence the action, the claim (“Arbitration Matter”) will be settled by arbitration in accordance with the rules of the American Arbitration Association (“AAA”). The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The prevailing Party in such arbitration may recover all costs incurred in the course of said proceeding, including the reasonable fees and disbursements of its counsel.

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13            Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid:

13.1	If to Manager, to:

Arcadian Telepsychiatry Services LLC

7241 Hollywood Road

Fort Washington, PA 19034

Attention: Robert Plotkin
E:Mail: Rob@arcadiantelepsychiatry.com

With a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Jeffrey A. Baumel, Esq.

E-Mail: jeffrey.baumel@dentons.com

13.2	If to PC, to:

Arcadian Telepsychiatry P.C.

216 Willow Wood Road

Doylestown PA 18901
Attention: Neville Kotwal, M.D.

E-Mail:nhkmdllc@yahoo.com

Any Party may change its address from time to time by giving the other Party written notice.

14            Assignment. Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors, and assigns; provided, however, that PC may not assign this Agreement without the prior express written consent of Manager, which consent may be withheld in its sole and absolute discretion. Any assignment in violation of the foregoing shall be null and void. Any breach of this provision, whether or not void or voidable, will constitute a material breach of this Agreement, and if such breach occurs, Manager may terminate (but shall not be obligated to terminate) this Agreement upon seventy-two (72) hours written notice to PC. Manager may (i) assign its rights and obligations hereunder to any third party, and (ii) collaterally assign its interest in this Agreement and its right to collect the fees provided in Section 4 hereunder to any financial institution or other third party in a financing transaction, in each case without the consent of PC.

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15          Independent Contractor Status. The Parties are independent contractors, and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, or joint venture relationship, or to allow either to exercise control or direction over the manner or method by which the other performs the services that are the subject matter of this Agreement; provided always that the services to be provided hereunder shall be furnished in a manner consistent with the standards governing such services and the provisions of this Agreement. Except as set forth in this Agreement, no Party will be treated as an employee for federal tax purposes of the other Party, and neither Party will withhold on behalf of the other Party any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees. All such payments, withholdings, and benefits, if any, are the sole responsibility of the Party incurring the liability, and each Party will indemnify and hold the other Party harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any.

16	Miscellaneous Provisions.

16.1         Partial Invalidity. If any one or more of the terms, provisions, promises, covenants or conditions of the Agreement or the application thereof to any person or circumstances is found to any extent invalid, unenforceable, void or voidable for any reasons by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law.

16.2         Headings, Titles. The headings appearing herein are for convenience and reference only and will not govern, limit, modify or in any manner affect the scope, meaning or intent of the provision of this Agreement.

16.3         Binding Effect. Subject to the provisions contained herein, this Agreement will be binding upon and inure to the benefit of the Parties and upon their respective successors.

16.4         Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

ARCADIAN TELEPSYCHIATRY SERVICES LLC

By:	/s/ Robert Plotkin
Name: Robert Plotkin
Title: Manager

ARCADIAN TELEPSYCHIATRY P.C.

By:	/s/ Neville Kotwal
Name: Neville Kotwal, M.D.
Title: Authorized Officer

Signature Page to Arcadian Pennsylvania - Management Services Agreement

Exhibit A

IP LICENSE

Manager hereby grants, for the term of this Agreement, a non-exclusive, non-transferable, non-sublicensable, revocable license to use Manager’s ..

Exhibit B

BUSINESS ASSOCIATE EXHIBIT

1.	Catch-all definition

The following terms used in this Exhibit shall have the same meaning as those terms in the HIPAA Rules: Breach, Data Aggregation, Designated Record Set, Disclosure, Health Care Operations, Individual, Minimum Necessary, Notice of Privacy Practices, Protected Health Information, Required By Law, Secretary, Security Incident, Subcontractor, Unsecured Protected Health Information, and Use.

2.	Specific definitions

a.           Business Associate. “Business Associate” shall generally have the same meaning as the term “business associate” at 45 CFR 160.103, and in reference to the party to this agreement, shall mean Arcadian Telepsychiatry Services LLC.

b.           Covered Entity. “Covered Entity” shall generally have the same meaning as the term “covered entity” at 45 CFR 160.103, and in reference to the party to this agreement, shall mean A.

c.           HIPAA Rules. “HIPAA Rules” shall mean the Privacy, Security, Breach Notification, and Enforcement Rules at 45 CFR Part 160 and Part 164.

3.	Obligations and Activities of Business Associate

Business Associate agrees to:

a.           Not use or disclose protected health information other than as permitted or required by this Exhibit or as required by law;

b.           Use appropriate safeguards, and comply with Subpart C of 45 CFR Part 164 with respect to electronic protected health information, to prevent use or disclosure of protected health information other than as provided for by this Exhibit;

c.           Report to covered entity any use or disclosure of protected health information not provided for by this Exhibit of which it becomes aware, including breaches of unsecured protected health information as required at 45 CFR 164.410, and any security incident of which it becomes aware;

d.           In accordance with 45 CFR 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, ensure that any subcontractors that create, receive, maintain, or transmit protected health information on behalf of the business associate agree to the same restrictions, conditions, and requirements that apply to the business associate with respect to such information;

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e.           Make available protected health information in a designated record set to the individual or the individual’s designee as necessary to satisfy covered entity’s obligations under 45 CFR 164.524;

f.            Make any amendment(s) to protected health information in a designated record set as directed or agreed to by the covered entity pursuant to 45 CFR 164.526, or take other measures as necessary to satisfy covered entity’s obligations under 45 CFR 164.526;

g.           Maintain and make available the information required to provide an accounting of disclosures to the individual as necessary to satisfy covered entity’s obligations under 45 CFR 164.528;

h.           To the extent the business associate is to carry out one or more of covered entity’s obligation(s) under Subpart E of 45 CFR Part 164, comply with the requirements of Subpart E that apply to the covered entity in the performance of such obligation(s); and

i.            Make its internal practices, books, and records available to the Secretary for purposes of determining compliance with the HIPAA Rules.

4.	Permitted Uses and Disclosures by Business Associate

a.           Business associate may only use or disclose protected health information as necessary to perform the services set forth in Management Services Agreement.

b.           Business associate may use or disclose protected health information as required by law.

c.           Business associate agrees to make uses and disclosures and requests for protected health information consistent with covered entity’s minimum necessary policies and procedures.

d.           Business associate may not use or disclose protected health information in a manner that would violate Subpart E of 45 CFR Part 164 if done by covered entity, except for the specific uses and disclosures set forth below.

e.           Business associate may use protected health information for the proper management and administration of the business associate or to carry out the legal responsibilities of the business associate.

f.            Business associate may disclose protected health information for the proper management and administration of business associate or to carry out the legal responsibilities of the business associate, provided the disclosures are required by law, or business associate obtains reasonable assurances from the person to whom the information is disclosed that the information will remain confidential and used or further disclosed only as required by law or for the purposes for which it was disclosed to the person, and the person notifies business associate of any instances of which it is aware in which the confidentiality of the information has been breached.

g.           Business associate may provide data aggregation services relating to the health care operations of the covered entity.

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h.           Business associate may use protected health information to de-identify the information in accordance with 45 CFR 164.514(a)-(c).

5.	Covered Entity to Inform Business Associate of Privacy Practices and Restrictions

a.           Covered entity shall notify business associate of any limitation(s) in the notice of privacy practices of covered entity under 45 CFR 164.520, to the extent that such limitation may affect business associate’s use or disclosure of protected health information.

b.           Covered entity shall notify business associate of any changes in, or revocation of, the permission by an individual to use or disclose his or her protected health information, to the extent that such changes may affect business associate’s use or disclosure of protected health information.

c.           Covered entity shall notify business associate of any restriction on the use or disclosure of protected health information that covered entity has agreed to or is required to abide by under 45 CFR 164.522, to the extent that such restriction may affect business associate’s use or disclosure of protected health information.

6.	Permissible Requests by Covered Entity

Covered entity shall not request business associate to use or disclose protected health information in any manner that would not be permissible under Subpart E of 45 CFR Part 164 if done by covered entity, except that business associate may use or disclose protected health information for data aggregation or management and administration and legal responsibilities of the business associate as set forth above.

7.	Term and Termination

a.           Term. This Exhibit is co-terminous with the Management Services Agreement.

b.           Termination for Cause. Business associate authorizes termination of the Management Services Agreement by covered entity if covered entity determines business associate has violated a material term of the Agreement and business associate has not cured the breach or ended the violation within the time specified by covered entity.

c.           Obligations of Business Associate Upon Termination. Upon termination of this Agreement for any reason, business associate, with respect to protected health information received from covered entity, or created, maintained, or received by business associate on behalf of covered entity, shall:

i.            Retain only that protected health information which is necessary for business associate to continue its proper management and administration or to carry out its legal responsibilities;

ii.         Return to covered entity or, if agreed to by covered entity, destroy the remaining protected health information that the business associate still maintains in any form;

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iii.         Continue to use appropriate safeguards and comply with Subpart C of 45 CFR Part 164 with respect to electronic protected health information to prevent use or disclosure of the protected health information, other than as provided for in this Section, for as long as business associate retains the protected health information;

iv.         Not use or disclose the protected health information retained by business associate other than for the purposes for which such protected health information was retained and subject to the same conditions set out under “Permitted Uses and Disclosures By Business Associate” which applied prior to termination; and

v.           Return to covered entity or, if agreed to by covered entity, destroy the protected health information retained by business associate when it is no longer needed by business associate for its proper management and administration or to carry out its legal responsibilities.

d.           Survival. The obligations of business associate under this Section shall survive the termination of this Exhibit.

8.	Miscellaneous

a.           Regulatory References. A reference in this Agreement to a section in the HIPAA Rules means the section as in effect or as amended.

b.           Necessary Actions. The Parties shall take such action as is necessary to amend this Agreement from time to time as is necessary for compliance with the requirements of the HIPAA Rules and any other applicable law.

c.           Interpretation. Any ambiguity in this Agreement shall be interpreted to permit compliance with the HIPAA Rules.

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